     Exhibit 10.1
AMENDED AND RESTATED PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Purchase Agreement”) is made and entered into this 24th day of January, 2008 (the “Effective Date”) by and among Hudson Logistics, Inc., a Delaware corporation (“HLI”), and Hudson Logistics Loading, Inc., a Delaware corporation (“HLL”) (“HLI” and “HLL,” each a “Seller” and collectively referred to as “Sellers” or “Seller” as contract may require), solely for the purposes of Sections 4 and 9, Chartwell International, Inc., a Nevada corporation (“Chartwell”), and Perry New Jersey I, LLC (“Purchaser” and together with Sellers and Chartwell, the “Parties” and each a “Party”, as the case may be).
RECITALS
     WHEREAS, the Parties entered into that certain Purchase Agreement, dated December 20, 2007, as amended by that certain Amendment No. 1, dated December 28, 2007, and that certain Amendment No. 2, dated January 10, 2008 (the “Original Agreement”);
     WHEREAS, each of the Sellers hold certain Assets and Assigned Contracts, each as defined in Section 11;
     WHEREAS, each of the Sellers desires to sell, assign and transfer to Purchaser, and Purchaser desires to acquire, buy and assume from each of the Sellers certain Assets and the Assigned Contracts pursuant to the terms and conditions set forth herein; and
     WHEREAS, the Parties desire to amend and restate the Original Agreement to replace their rights and obligations in their entirety under the Original Agreement with the rights and obligations set forth in this Purchase Agreement.
     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:
AGREEMENT
1. Closing.
     1.1 On the Closing Date (as defined below), each of the Sellers hereby agrees to assign, transfer and convey to Purchaser all of such Seller’s rights, title, and interest in, to and under the Assets and the Assigned Contracts. The “Closing Date” shall be the date on which all conditions and obligations of the Parties pursuant to this Purchase Agreement have been met but no later than January 31, 2008, such date and time being of the essence.
     1.2 Pursuant to the terms of this Purchase Agreement, (i) Purchaser becomes entitled to all right, title and interest of each Seller in and to each of the Assigned Contracts as if Purchaser was an original party to such Assigned Contracts; (ii) Purchaser unconditionally assumes and shall thereafter promptly, fully, completely and faithfully keep, fulfill, observe, perform and discharge each and every covenant and obligation that may become performable under each of Assigned Contracts; (iii)

Purchaser shall be bound by all of the terms and conditions of the Assigned Contracts; and (iv) Purchaser by this Purchase Agreement and the Bill of Sale (defined herein) becomes entitled to all right, title and interest of each Seller in and to each of the Assets.
     1.3 On the Closing Date, Purchaser by this Purchase Agreement assumes and becomes responsible solely for all liabilities listed on Schedule 1.3 hereto (the “Assumed Liabilities”). Purchaser will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.
2. Payments.
     2.1 In accordance with the terms and conditions of the Escrow Agreement attached hereto as EXHIBIT A, no later than December 21, 2007, Purchaser shall deposit with Hartman, Simons, Spielman & Wood, LLP (“Escrow Agent”) the aggregate sum of $100,000.00 (the “Deposit”). On or before 12:00 pm Eastern time on the Escrow Increase Date, Purchaser shall notify Seller of (i) the amended Schedule 3.1, listing all Holdback Transactions, as provided for in Section 3.1, and (ii) the Diligence Closing Conditions, as provided for in Section 6.7. After receipt of such terms, Seller shall have until 2:00 pm Eastern time on the Escrow Increase Date (the “Acceptance Time”) to notify Purchaser of acceptance or rejection of all such Holdback Transactions and all Diligence Closing Conditions. If Seller notifies Purchaser on or before the Acceptance Time that it rejects any of the Holdback Transactions or Diligence Closing Conditions, Purchaser may elect to terminate this Purchase Agreement and have the Deposit released to Seller immediately. If the Seller agrees to all such Holdback Transactions and Diligence Closing Conditions, either by express written acceptance on or before the Acceptance Time, or by Seller’s silence as of the Acceptance Time, then Purchaser shall initiate payment to the Escrow Agent of an additional $1,600,000.00 by 5:00 pm Eastern time on the Escrow Increase Date, such that the aggregate amount of the Deposit shall equal $1,700,000.00.
     2.2 On or before the Closing Date and following written instructions from each of the Parties in a form reasonably acceptable to the Escrow Agent, the Escrow Agent may release certain payments in satisfaction of the closing conditions set forth in Section 8 (the “Escrow Closing Payments”).
     2.3 On the Closing Date and following written instructions from each of the Parties in a form reasonably acceptable to the Escrow Agent, in consideration for the assignments, sales and transfers contemplated under this Purchase Agreement and provided all of the conditions set forth in this Purchase Agreement have been met on or before the Closing Date, the Escrow Agent shall release to the Sellers by wire transfer or cashier’s check the aggregate sum of $1,700,000.00 less (i) the aggregate of any Escrow Closing Payments, (ii) the Holdback Amount, (iii) the Settlement Holdback, and (iv) the NYGLR Amount. If (i) this Purchase Agreement is mutually terminated by all Parties hereto; (ii) this Purchase Agreement is terminated by Purchaser pursuant to either Section 14.1 or 14.2, or (iii) Section 8 is not satisfied as of the Closing Date, the Net Deposit shall be promptly returned to the Purchaser.
3. Holdback.

     3.1 During the Holdback Period, Purchaser shall cause the events or transactions set forth on Schedule 3.1 to occur (the “Holdback Transactions”).
     3.2 At the end of the Holdback Period, Purchaser shall provide the Escrow Agent with a written statement of the total amount of costs accrued by the Purchaser during the Holdback Period for completion of the Holdback Transactions (the “Holdback Costs”), along with evidence of such Holdback Costs. The Escrow Agent shall then release (i) to Purchaser, an amount equal to the Holdback Costs, and (ii) to Seller, an amount that is equal to the Holdback Amount minus the Holdback Costs.
4. Representations and Warranties of Sellers and Chartwell.
Each Seller and Chartwell jointly and severally represent and warrant to Purchaser that the statements contained in this Section 4 are true, correct and complete as of the date of this Purchase Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Purchase Agreement throughout this Section 4).
     4.1 Organization. Sellers and Chartwell each are duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.
     4.2 Authorization. Sellers and Chartwell have all necessary power and authority to execute and deliver this Purchase Agreement and the exhibits attached hereto, and to perform each of their obligations hereunder and thereunder, and no other action on the part of Sellers is required in connection therewith. This Purchase Agreement has been duly executed and delivered by the Sellers and Chartwell and constitutes the legal, valid, and binding obligation of the Sellers and Chartwell, enforceable against each of them in accordance with its terms, and has been approved by the respective Boards of Directors of the Sellers and Chartwell, which are the only approvals required for the consummation of the assignment by the Sellers. Upon the execution and delivery by the Sellers and Chartwell of the Purchase Agreement and exhibits attached hereto, the Purchase Agreement will constitute the legal, valid, and binding obligations of the Sellers and Chartwell, enforceable against each of them in accordance with their respective terms.
     4.3 Non-Contravention. Except as set forth in Schedule 4.3, neither the execution and delivery of this Purchase Agreement, nor the consummation of the transactions contemplated hereby (including the Assignment and Assumption Agreements referred to in Section 8), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Chartwell is subject or any provision of the charter or bylaws of Seller or Chartwell or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Chartwell is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Neither Seller nor Chartwell needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Purchase Agreement (including the Assignment and Assumption Agreements referred to in Section 8), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.
     4.4 Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing except as set forth on Schedule 4.4, Seller has good and marketable title to all of the Assets, free and clear of any Liens or restriction on transfer. Schedule 4.4 lists the Assets and Excluded Assets used by Seller in its conduct of Business.
     4.5 Subsidiaries. Neither Seller has any Subsidiary.
     4.6 Financial Statements. Attached hereto as Schedule 4.6 are the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended June 30, 2007 (the “Most Recent Fiscal Year End”) for each Seller; and (ii) unaudited consolidated balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the four (4) months ended October 31, 2007 (the “Most Recent Fiscal Month End”) for each Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of each Seller as of such dates and the results of operations of such Seller for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material, individually or in the aggregate) and lack footnotes and other presentation items. Each Seller maintains a separate Cash account for such Seller (into which such Seller deposits all of the receipts of such Seller and out of which such Seller makes all of the disbursements of such Seller).
     4.7 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
     4.7.1 Seller has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;
     4.7.2 Seller has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;
     4.7.3 Neither of the Sellers nor any other party has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which Seller is a party or by which it is bound;
     4.7.4 Seller has not imposed any Lien upon any of its assets, tangible or intangible;

     4.7.5 Seller has not made any material capital expenditure outside the Ordinary Course of Business;
     4.7.6 Seller has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;
     4.7.7 Seller has not created, incurred, assumed, or guaranteed more than $20,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;
     4.7.8 Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;
     4.7.9 Seller has not made any loan to, or entered into any other transaction with, any of the directors or officers of Seller outside the Ordinary Course of Business;
     4.7.10 Seller has not changed its normal business practices or taken any other action outside the Ordinary Course of Business in order to generate Cash;
     4.7.11 Seller has not made any loans or advances of money; and
     4.7.12 Seller has not committed to any of the foregoing.
     4.8 Undisclosed Liabilities. Seller does not have any individual or cumulative material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities that would not have a Material Adverse Effect on the Business and that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.
     4.9 Legal Compliance; Permits. Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78(dd)-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect. Except as set forth on Schedule 4.9, neither the Business, the Assets nor any of the Assigned Contracts are subject to any order issued by any court or any Regulatory Authority which has had or may result in a Material Adverse Effect on either of them. Except as set forth on Schedule 4.9, no Permits are necessary for the lawful operation of the Business, the Assets or the Assigned Contracts as presently conducted, and Seller is in compliance with all such Permits and all applicable laws and orders issued by any court or Regulatory Authority where a failure to have such Permits or so to comply would have a Material Adverse Effect on either the Business, the Assets or the Assigned Contracts.

     4.10 Tax Matters.
     4.10.1 Seller has timely filed all material Tax Returns that it was required to file. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid in full. Except as set forth on Schedule 4.10, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Seller has no liability for the Taxes of any other Person whether by contract, under successor liability, under Section 1502-6 of the Treasury Regulations, or otherwise.
     4.10.2 There is no material dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which any responsible person has knowledge.
     4.11 Real Property. Seller does not own or lease any Real Property.
     4.12 Intellectual Property.
     4.12.1 To Seller’s knowledge, Seller has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither Chartwell nor the directors and officers of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party).
     4.12.2 Schedule 4.12 identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by Seller in connection with the Business. With respect to each item of Intellectual Property required to be identified Schedule 4.12:
     4.12.2.1 Seller possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;
     4.12.2.2 the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
     4.12.2.3 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of any of the directors and officers of Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item;

     4.12.2.4 Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and
     4.12.3 Schedule 4.12.3 identifies each material item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.12.3:
     4.12.3.1 the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;
     4.12.3.2 no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
     4.12.3.3 no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and
     4.12.3.4 Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
     4.13 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Seller owns or leases, including the Assets, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in reasonable operating condition and repair (subject to obsolescence, normal wear and tear) for the conduct of the Business as currently conducted.
     4.14 Contracts. Except for Assigned Contracts, Schedule 4.14 lists the following contracts and other agreements to which Seller is a party:
     4.14.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;
     4.14.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $20,000;
     4.14.3 any agreement concerning a partnership or joint venture;
     4.14.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

     4.14.5 any material agreement concerning confidentiality or non-competition;
     4.14.6 any material agreement involving Seller;
     4.14.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former directors, officers, and employees of Seller;
     4.14.8 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing material severance benefits;
     4.14.9 any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of Seller outside the Ordinary Course of Business;
     4.14.10 any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
     4.14.11 any settlement, conciliation, or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $20,000, or imposition of monitoring or reporting obligations to any governmental entity outside the Ordinary Course of Business;
     4.14.12 any agreement under which Seller has advanced or loaned any other Person amounts in the aggregate exceeding $20,000; or
     4.14.13 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000.
     Seller has delivered to Purchaser a correct and complete copy of each written agreement listed in Schedule 4.14 (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 4.14. Seller has delivered to Purchaser a correct and complete copy of each Assigned Contract. Except as set forth on Schedule 4.14, with respect to each such Assigned Contract: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no claim for breach of such Assigned Contract has been made or threatened by any Party to such Assigned Contract or by any Person and (D) no party has repudiated any material provision of the agreement.
     4.15 Litigation. Schedule 4.15 sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of any of the directors, officers, employees or agents of Seller or Chartwell, is threatened, either verbally or in writing, to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth on Schedule 4.15, there is no action, suit or proceeding pending or, to the knowledge of Seller or Chartwell, threatened, which (i) questions the legality or propriety of transactions contemplated by this Purchase Agreement or (ii) which might have consequences that would prohibit either of the Sellers or Chartwell from entering into this Purchase Agreement or any other agreements to which it is a party or might have consequences that would materially and adversely affect its performance hereunder and under the other documents to which it is a party and to convey in good faith the Assigned Contracts.
     4.16 Employees. Seller does not have any employees.
     4.17 Guaranties. Seller is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.
     4.18 Environmental, Health, and Safety Matters.
     4.18.1 Seller has for the past five (5) years complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements the failure of which will not have a Material Adverse Effect.
     4.18.2 Without limiting the generality of the foregoing, Seller has obtained, has for the past five years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Business the failure of which will not have a Material Adverse Effect.
     4.18.3 Except as set forth on Schedule 4.18, Seller has not received any written notice, regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.
     4.18.4 Seller, nor to the best of Seller’s knowledge, any of its respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

     4.18.5 Seller, nor to the best of Seller’s knowledge, any of its respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and with respect to such entities, to the best of Seller’s knowledge, none of such entities is or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.
     4.18.6 Seller has furnished to Purchaser all material environmental audits, reports, and other material environmental documents relating to its or its respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.
     4.18.7 Neither the Facility, as such term is defined in the Assigned Contracts, nor the assignments and conveyances contemplated by this Purchase Agreement, are regulated by the Industrial Site Recovery Act, N.J.S.A. 13:1k et seq. and related administrative code (“ISRA”), and in the alternative, if regulated, is exempt from reporting or compliance requirements or any other requirements by way of description, but not limitation, such as those as contemplated by N.J.S.A. 13:1k9 and related administrative code. This representation shall survive the Closing and shall remain in effect in perpetuity or until such time as the New Jersey Department of Environmental Protection (“NJDEP”) issues a “No Further Action” letter concerning the Facility. If at any time, subsequent to the Closing, the NJDEP determines that the Facility is regulated by ISRA and that the Facility is not in compliance with ISRA, Purchaser shall be entitled to indemnification by the Sellers and Chartwell for the costs associated with coming into compliance with ISRA.
     4.19 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Seller in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Seller. Seller is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Business.
     4.20 Certain Business Relationships with Seller. Except as set forth on Schedule 4.20, neither Chartwell nor any of its Affiliates, directors, officers, employees, and shareholders, nor Seller’s directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with Seller within the past twelve (12) months, and neither Chartwell nor any of its Affiliates, directors, officers, employees, and shareholders, nor Seller’s directors, officers, employees, and shareholders own any material asset, tangible or intangible, that is used in the Business.
     4.21 Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and all information contained in this Section 4 not misleading.

     4.22 Insolvency. Neither Seller nor Chartwell is now insolvent, as measured on a consolidated basis, and neither Seller nor Chartwell will be rendered insolvent by any of the transactions contemplated by this Purchase Agreement (including the transactions contemplated by Section 8 of this Purchase Agreement). As used in this section, “insolvent” means that the sum of the liabilities and other known potential liabilities of such Seller or Chartwell, as accounted for in the Financial Statements and corresponding notes, exceed the value of such Seller’s or Chartwell’s assets as set forth in the Financial Statements, as the case may be. Immediately after giving effect to the consummation of the transactions contemplated by the Purchase Agreement: (i) each of Seller and Chartwell will be able to pay its liabilities as they become due in the Ordinary Course of Business; (ii) neither Seller nor Chartwell will have negative working capital; (iii) each Seller and Chartwell will each have assets that exceed its liabilities each as calculated in accordance with GAAP; and (iv) taking into account all pending, and to the knowledge of each of Seller and Chartwell, respectively, threatened claims and litigation, final judgments against each Seller and Chartwell in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller and Chartwell will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the reasonable estimate of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other financial obligations of such Seller and Chartwell.
     4.23 Fraudulent Transfer. Neither Seller nor Chartwell is effecting a fraudulent transfer by entering into this Purchase Agreement and the exhibits attached hereto, effecting the transactions contemplated hereby and thereby, or performing its obligations hereunder and thereunder. To the knowledge of each of the Sellers and Chartwell after reasonable investigation and receipt of prior offers, the purchase price being paid to and received by Sellers under this Purchase Agreement is a fair market value for the property and rights being conveyed to Purchaser
5. Representations and Warranties of Purchaser
     5.1 Authority of Purchaser. Purchaser is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all necessary limited liability company power and authority to enter into this Purchase Agreement and each other agreement or instrument of Purchaser expressly required by this Purchase Agreement to be executed by it (collectively, the “Purchaser’s Agreements”), to consummate the transactions contemplated hereby without the consent of or notice to any third party, other than consents and notices obtained or given, and to comply with the terms, conditions and provisions hereof and thereof. All requisite limited liability company action has been taken to authorize the execution, delivery and performance by the Purchaser of this Purchase Agreement and the transactions contemplated herein and no other limited liability company proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Purchase Agreement and the consummation of the transactions contemplated herein. This Purchase Agreement has been duly authorized, executed and delivered by Purchaser and is, and each of the Purchaser’s Agreements, when executed and delivered by Purchaser, will be, the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its respective terms. Neither the execution and delivery of this Purchase Agreement and the Purchaser’s Agreements nor the consummation of the transactions contemplated by it will (i) conflict with or result in any violation of or constitute a default under any term of the charter or operating agreement of Purchaser, (ii) violate any agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation applicable to Purchaser or any of its respective assets or properties, or (iii) require the consent, approval, permission or other authorization of or by or filing or qualification with any court, arbitrator or governmental, administrative or self-regulatory authority which has not been obtained which would adversely effect its ability to perform its agreements hereunder or (iv) result in the cancellation, modification, revocation or suspension of any material license, certificate or permit or authorization held by the Purchaser.
     5.2 Litigation. Purchaser (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is not a party or, to the knowledge of any of the directors, officers, employees or agents of Purchaser, is not threatened, either verbally or in writing, to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. There is no action, suit or proceeding pending or, to the knowledge of Purchaser, threatened, which (i) questions the legality or propriety of transactions contemplated by this Purchase Agreement or (ii) which might have consequences that would prohibit Purchaser from entering into this Purchase Agreement or any other agreements to which it is a party or might have consequences that would materially and adversely affect its performance hereunder and under the other documents to which it is a party.
     5.3 Financing. Buyer has access to sufficient funds to consummate the transactions contemplated under this Agreement.
     5.4 Disclosure. The representations and warranties contained in this Section 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and all information contained in this Section 5 not misleading.
6. Pre-Closing Covenants.
The Parties agree as follows with respect to the period between the execution of this Purchase Agreement and the Closing:
     6.1 Operation of Business. Seller will not cause or permit Seller to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not cause or permit Seller to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.7 above.
     6.2 Preservation of Business. Seller will keep the Business and its properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers, and employees.
     6.3 Full Access. Seller will permit representatives of Purchaser (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller except information protected by attorney client privilege, attorney work product privilege and confidential information of third parties. Purchaser will treat and hold as such any Confidential Information it receives from Seller in the course of the reviews contemplated by this Section 6.3, will not use any of the Confidential Information except in connection with this Purchase Agreement, and, if this Purchase Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information that are in its possession.
     6.4 Notice of Developments. Seller will give prompt written notice to Purchaser of any material adverse development causing a breach of its representations and warranties in Section 4 above. No disclosure by any Party pursuant to this Section 6.4 shall be deemed to amend any schedule or exhibit or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     6.5 Exclusivity. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.
     6.6 Maintenance of Assets and Assigned Contracts. Seller will maintain the Assets and any and all property, rights and relationships underlying Assigned Contracts in substantially the same condition as existed on the date of this Purchase Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing improvements, or erect new improvements on the site or any portion thereof, without the prior written consent of Purchaser.
     6.7 Diligence Closing Conditions. On or before the Escrow Increase Date, Purchaser shall deliver to Seller a list of closing conditions that must be satisfied prior to the Closing (the “Diligence Closing Conditions”), and such list shall be appended to this Purchase Agreement and become a part hereof as EXHIBIT B.
7. Post-Closing Covenants.
     The Parties agree as follows with respect to the period following the Closing:
     7.1 General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Purchase Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). Seller acknowledges and agrees that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Business.
     7.2 Litigation Support. In the event and for so long as any Party actively is contesting, prosecuting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Purchase Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, the other Party will cooperate with the prosecuting, contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the prosecuting, contesting or defending Party (unless the prosecuting, contesting or defending Party is entitled to indemnification therefor under Section 9 below).
     7.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Purchaser after the Closing as it maintained with Seller prior to the Closing.
     7.4 Purchasers shall provide evidence that Chartwell has been removed as guarantor from the agreements listed on Schedule 7.4.
     7.5 During the Holdback Period, each of the Sellers shall obtain and deliver to Purchaser a fully executed assignment and assumption agreement, and consent thereto, of each of the items on Schedule 7.5 (each an “Assignment and Assumption Agreement”), and each Assignment and Assumption Agreement shall be executed in form and substance satisfactory to Purchaser in its sole discretion.
     7.6 Seven Hundred Thousand Dollars ($700,000.00) shall be held in escrow after Closing (the “Settlement Holdback”). Seller shall settle each litigation case or resolve each matter listed on Schedule 7.6 such that (i) with respect to item 1 on Schedule 7.6, all claims have been dismissed with prejudice and all consideration for such dismissal(s) has been delivered to the satisfaction of Purchaser; and (ii) with respect to item 2 on Schedule 7.6, any and all outstanding invoices or accounts have been paid or satisfied in full to the satisfaction of Purchaser. The Settlement Holdback shall be released upon the receipt by Purchaser of executed settlement documents, each in a form acceptable to Purchaser, and (b) receipt of written instructions from each of the Parties in a form reasonably acceptable to the Escrow Agent.
8. Conditions to Purchaser’s Obligation to Close.
The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
     8.1 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;
     8.2 each of the Sellers shall have performed and complied with all covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case each of the Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
     8.3 no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Purchase Agreement, (B) cause any of the transactions contemplated by this Purchase Agreement or agreements with third parties being assigned, transferred or assumed as a result of this Purchase Agreement to be rescinded following consummation, or (C) adversely affect the right of Purchaser to own the Assets or to become a party to, or perform under, the Assigned Contracts or to operate the Business;
     8.4 each of the Sellers and Chartwell shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Section 8.1, 8.2 and 8.3 is satisfied in all respects;
     8.5 each of the Sellers and Chartwell shall have delivered to Purchaser a certificate of the secretary or an assistant secretary of such Seller or Chartwell, as the case may be, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) no amendments to the certificate of incorporation of such Seller since the Effective Date; (ii) the bylaws of such Seller; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of such Seller and Chartwell, as the case may be, authorizing the execution, delivery, and performance of this Purchase Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of such Seller and Chartwell, as the case may be, executing this Purchase Agreement or any other agreement contemplated by this Purchase Agreement;
     8.6 each of the Sellers shall obtain and deliver to Purchaser a fully executed assignment and assumption agreement, and consent thereto, of the items on Schedule 8.6;
     8.7 each of the Sellers deliver to Purchaser a fully executed bill of sale and assignment to transfer all of the Assets to Purchaser (the “Bill of Sale”), and the Bill of Sale shall be executed in form and substance satisfactory to Purchaser in its sole discretion;
     8.8 Seller shall have settled the litigation case listed on Schedule 8.8 such that all claims have been dismissed with prejudice and fully executed copy of an agreement evidencing such settlement has been delivered to the Purchaser, and the form settlement agreement shall be in a form to the satisfaction of Purchaser; provided, however, that Purchaser shall assume the Assumed Liabilities.
Purchaser may waive any condition specified in this Section 8 if it executes a writing so stating at or prior to the Closing.
9. Indemnification.

     9.1 Each Seller and Chartwell shall each indemnify and hold Purchaser, its officers, directors, Affiliates, agents and employees (“Purchaser Indemnified Parties”) harmless from any and all claims, demands, causes of action, losses, costs (including, without limitation, court costs and attorneys’ fees), liabilities or damages of any kind or nature whatsoever other than the Assumed Liabilities (“Losses”) that Purchaser Indemnified Parties may sustain by reason of either or both of Sellers’ or Chartwell’s, without regard to whose, breach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Purchase Agreement unless due to the intentional misconduct or gross negligence of Purchaser Indemnified Parties. Further, each Seller and Chartwell each agree to indemnify and hold harmless the Purchaser Indemnified Parties from any and all Losses that Purchaser Indemnified Parties may sustain by reason of, or arising out of, any of the events or conditions listed on Schedule 9.1 unless due to the intentional misconduct or gross negligence of Purchaser Indemnified Parties. All obligations of Sellers and Chartwell for indemnification under this Section 9.1 shall be joint and several.
     9.2 Purchaser shall indemnify and hold Sellers, their officers, directors, Affiliates, agents and employees (“Seller Indemnified Parties”) harmless from any and all Losses whatsoever that such Seller Indemnified Parties’ may sustain by reason of Purchaser’s breach or non-fulfillment (whether by action or inaction), at any time, of any representation, covenant or obligation under this Purchase Agreement unless due to the intentional misconduct or gross negligence of Seller Indemnified Parties.
10. Confidentiality. The Parties hereto agree to keep this Purchase Agreement and the information contained herein strictly confidential except as required to be disclosed by federal or state securities laws. Any breach of the restrictions set forth in this Section may cause irreparable harm to the non-breaching Party. Any such breach will entitled the non-breaching Party to injunctive relief in addition to all legal remedies.
11. Definitions.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Assets” means all right, title, and interest in and to all of the assets listed on Schedule 4.4.
     “Assigned Contracts” means the contracts and agreements listed on Schedule 4.14.
     “Business” means the operations currently conducted by the Sellers using the Assets and the Assigned Contracts at 95 Passaic Street, Passaic, New Jersey 07055.
     “Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
     “CERCLA” has the meaning set forth in Section 4.18.
     “Closing” has the meaning set forth in Section 1.

     “Closing Date” has the meaning set forth in Section 1.
     “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.
     “Confidential Information” means any information concerning the Business and affairs of Seller that is not already generally available to the public.
     “Environmental, Health, and Safety Requirements” means all federal, state and local statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
     “Escrow Agent” has the meaning set forth in Section 2.1.
     “Escrow Agreement” means the Escrow Agreement entered into concurrently herewith and attached hereto as EXHIBIT A.
     “Escrow Closing Payments” means any amounts of the Deposit released by the Escrow Agent pursuant to Section 2.2.
     “Escrow Increase Date” means December 28, 2007.
     “Excluded Assets” means all assets, other than Assets, including Seller’s (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, (e) accounts, notes, and other receivables, (f) securities, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (j) Cash in an amount equal to Seller’s good faith estimate of the unpaid Taxes (other than Income Taxes) of Seller arising with respect to periods beginning after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (computed in accordance with the past custom and practice of Seller in filing its Tax Returns), provided, however, that the Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation or (ii) any of the rights of Seller under this Purchase Agreement (or under any side agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the date of this Purchase Agreement).
     “Facility” means that real property and all improvements thereon located at 95 Passaic Street, Passaic, New Jersey 07055.
     “Financial Statements” has the meaning set forth in Section 4.6.
     “GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.
     “Holdback Amount” means an amount equal to $100,000.
     “Holdback Period” means the 90-day period starting on the Closing Date.
     “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.
     “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Seller, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in Section 4.6.
     “Most Recent Fiscal Month End” has the meaning set forth in Section 4.6.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 4.6.
     “NYGLR” means New York & Greenwood Lake Railway, a New Jersey corporation.
     “NYGLR Amount” means Three Thousand Five Hundred Ninety Three Dollars and 65/100 ($3,593.65) to be paid by Sellers to NYGLR from the purchase price.
     “Net Deposit” means the Deposit less any Escrow Closing Payments.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Party” and “Parties” have the meaning set forth in the preface above.
     “Permit” means any Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).
     “Purchaser” has the meaning set forth in the preface above.
     “Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Seller” has the meaning set forth in the preface above.
     “Settlement Holdback” has the meaning set forth in Section 7.6.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).
     “Systems” has the meaning set forth in Section 4.19.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
12. Miscellaneous. This Purchase Agreement shall be interpreted and enforced under the laws of the State of Delaware, without regard to its conflict of law principles. For all disputes arising out of this Purchase Agreement, the Parties consent to the jurisdiction and venue of the courts located in the state of Delaware. This Purchase Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties. All headings in this Purchase Agreement are included solely for convenient reference, and shall not affect its interpretation. If any provision of this Purchase Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected. This Purchase Agreement and the agreements included as exhibits attached hereto supersede any prior and contemporaneous agreements whether oral or written between the Parties concerning its subject matter. The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any subsequent breach or default. No term of this Purchase Agreement shall be considered waived and no breach excused by either Party unless made in writing. No consent, waiver, or excuse by either Party, express or implied, unless in writing, shall constitute a subsequent consent, waiver or excuse. This Purchase Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Purchase Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller.
13. Assignment. Purchaser may assign, in whole or in part, its interest in this Purchase Agreement without the prior written consent of the Seller; provided, however, that Purchaser shall provide written notice of such assignment within ten (10) days thereof.
14. Termination.
     14.1 Right to Terminate by Either Party. Either Party may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing (A) in the event the other Party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the non-breaching Party has notified the other Party of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before January 31, 2008, by reason of the failure of any condition precedent under Section 8 hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement).
     14.2 Purchaser’s Right to Terminate. Purchaser may terminate this Agreement by giving written notice to Seller on or before the Escrow Increase Date if Purchaser is not satisfied, in its sole discretion, with the results of any of its business, legal, environmental, and accounting due diligence regarding Seller, the Assets and the Assigned Contracts.
     14.3 Effect of Termination. If Purchaser terminates this Agreement pursuant to Section 14.1 or 14.2 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any Liability of any Party then in breach), and the Escrow Agent shall distribute the Net Deposit to Purchaser. If Seller terminates this Agreement pursuant to Section 14.4 below, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any Liability of any Party then in breach), and the Escrow Agent shall distribute the Net Deposit to Purchaser.
     14.4 Seller’s Right to Terminate. If Purchaser does not provide written notice to Seller by 5:00 pm Eastern time on January 18, 2008 that the Diligence Closing Condition listed as Item 1 on Exhibit B has either been satisfied or waived, Seller may terminate this Agreement by giving written notice of such termination to Purchaser.

15. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon receipt of evidence by the sending Party confirming that such communication was sent successfully by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to either Seller:	Hudson Logistics Loading, Inc.
140 East Main Street
Middleton, New York 10940
Attention: President
Facsimile: (949) 645-2817
Email: imre@orchestrafinance.com

with a copy to:	Weintraub Genshlea Chediak
400 Capitol Mall, Suite 1100
Sacramento, California 95814
Attention: Mark Lee
Facsimile: (916) 446-1611
Email: mlee@weintraub.com

If to Chartwell:	Chartwell International, Inc.
140 East Main Street
Middletown, New York 10940
Attention: President
Facsimile: (949) 645-2817
Email: imre@orchestrafinance.com

with a copy to:	Weintraub Genshlea Chediak
400 Capitol Mall, Suite 1100
Sacramento, California 95814
Attention: Mark Lee
Facsimile: (916) 446-1611
Email: mlee@weintraub.com

If to Purchaser:	Perry New Jersey I, LLC
2870 Peachtree Road
P.O. Box 126
Atlanta, GA 30305
Attention: John K. Porter, Jr.
Facsimile: (404) 923-1415
Email: John.Porter@cbre.com

With a copy to:	Hartman, Simons, Spielman & Wood, LLP
6400 Powers Ferry Road
Suite 400
Atlanta, Georgia 30339
Attention: A. Josef DeLisle

Facsimile: (770) 951-6787
Email: jdelisle@hssw.com
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
(Signature Pages Immediately Follow)

     IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the Effective Date.

SELLERS:	PURCHASER

HUDSON LOGISTICS, INC.	PERRY NEW JERSEY I, LLC

By:	By:

Name:	John K. Porter, Jr.
Title	Member

HUDSON LOGISTICS LOADING, INC.

By:

Name:
Title

CHARTWELL INTERNATIONAL, INC.

By:

Name:
Title

Signature Page to Purchase Agreement

EXHIBIT A
Escrow Agreement

EXHIBIT B
Amendment of the Facility Capacity Agreement, dated January 7, 2005, by and between New York & Greenwood Lake Railway (“NYGLR”) and Steel Wheels Transport, LLC, and (ii) the Railcar Loading Agreement, dated January 7, 2005, by and between NYGLR and Team G Loading, LLC, each to Purchaser’s sole satisfaction.